                                                                   EXHIBIT 10.34

[CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS AGREEMENT HAVE BEEN MARKED CONFIDENTIAL AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION]





                               LICENSE AGREEMENT


         THIS LICENSE AGREEMENT dated as of March 18, 1998 (this "Agreement"), is entered into among Billups-Rothenberg, Inc., a California corporation ("BRI"), having a place of business located at 11555 Sorrento Valley Road, Suite E, San Diego, California 92121, Barry E. Rothenberg, Ph.D., an individual ("Dr. Rothenberg"), having an address at 149 12th Street, Del Mar, California 92014 (BRI and Dr. Rothenberg, collectively, "Licensor"), and Nanogen, Inc., a Delaware corporation ("Licensee"), having a place of business located at 10398 Pacific Center Court, San Diego, California 92121.


                              W I T N E S S E T H:

         WHEREAS, Dr. Rothenberg is the inventor of those certain methods to identify hemochromatosis (the "Methods") claimed in United States Patent No. 5,674,681, issued October 7, 1997, entitled "Methods to Identify
Hemochromatosis."

         WHEREAS, Dr. Rothenberg and BRI are joint owners of the United States and foreign patent rights (including United States Patent No. 5,674,681, issued October 7, 1997, entitled "Methods to Identify Hemochromatosis") which claim the Methods, together with certain know-how related thereto.

         WHEREAS, Licensee desires to obtain an exclusive worldwide license under Licensor's rights in such patent rights and know-how, on the terms and conditions of this Agreement, to develop and commercialize products and services for use in DNA-based in vitro detection, diagnosis, screening and monitoring of hereditary hemochromatosis in humans.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS

         For purposes of this Agreement, the terms defined in this Article 1 shall have the respective meanings set forth below:

         1.1 "Affiliate" shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall
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be regarded as in control of another Person if it owns, or directly or indirectly controls, at least forty percent (40%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

         1.2 "Field" shall mean DNA-based in vitro detection, diagnosis, screening and monitoring of hereditary hemochromatosis in humans.

         1.3 "First Commercial Sale" shall mean, with respect to any Product or Service, the first sale by Licensee or its Affiliates for use by the general public of such Product or Service.

         1.4 "Licensed Know-How" shall mean all information and data which is not generally known (including, but not limited to, formulae, procedures, protocols, techniques and results of experimentation and testing) and which is necessary for Licensee either (a) to practice the Methods, or (b) to develop, make, have made, use, offer for sale, sell or import the Research Inventions in the Field, which is owned by Licensor as of the date hereof or during the term of the Research Agreement.

         1.5 "Licensed Patent Rights" shall mean (a) United States Patent No. 5,674,681, issued October 7, 1997, entitled "Methods to Identify Hemochromatosis" (the "'681 Patent"); (b) subject to Section 9.4 below, all United States patent applications filed hereafter that claim Research Inventions for use in the Field; (c) all foreign counterpart patent applications thereto; (d) all United States and foreign patents that have issued or in the future issue from such patent applications, including utility, model and design patents and certificates of invention; and (e) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patent applications and patents; which are owned by Licensor.

         1.6 "Licensed Technology" shall mean, collectively, the Licensed Patent Rights and the Licensed Know-How.

         1.7 "Net Sales" shall mean, (a) with respect to any Product, the invoiced sales price of such Product billed by Licensee or its Affiliates to independent customers (that are not Affiliates), less to the extent included in the invoiced sales price (i) credits, allowances, discounts and rebates to, and chargebacks from the account of, such customers for spoiled, damaged, out-dated, rejected or returned Product; (ii) actual freight and insurance costs incurred in transporting such Product in final form to such customers;
(iii) cash, quantity and trade discounts and other price reductions; (iv) sales, use, value-added and other direct taxes incurred; and (v) customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of such Product in final form; and (b) with respect to any Service, the invoiced sales price of such




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Service billed by Licensee or its Affiliates to independent customers (that are not Affiliates), less to the extent included in the invoiced sales price (i) cash, quantity and trade discounts and other price reductions; and (ii) sales, use, value-added and other direct taxes incurred.

         1.8 "Person" shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

         1.9 "Product" shall mean any product for use in the Field which (a) if developed, made, have made, used, offered for sale, sold or imported but for the license granted by this Agreement would infringe a Valid Claim, (b) otherwise contains, incorporates, uses or is based on the Methods or the Research Inventions, or (c) is directed to the detection, diagnosis, screening and monitoring of a composition which is a Research Invention.

         1.10 "Research Agreement" shall mean the Research Agreement dated as of the date hereof between BRI and Licensee (as amended, modified or restated from time to time).

         1.11 "Research Inventions" shall mean any and all inventions and discoveries in the Field (including, without limitation, any and all improvements to the methods set forth in the claims of the '681 Patent, any and all genes and corresponding mutations thereof responsible for idiopathic hemochromatosis, and all uses thereof in the Field), which are conceived or discovered by BRI during the term of, and in the course of performing research pursuant to, the Research Agreement.

         1.12 "Royalty Term" shall mean, with respect to each Product or Service in each country, (a) if the manufacture, use or sale of such Product or the performance of such Service in such country was at the time of the First Commercial Sale in such country covered by a Valid Claim, the term for which such Valid Claim remains in effect and would be infringed but for the license granted by this Agreement, or (b) otherwise, ten (10) years from the date of the First Commercial Sale of such Product or Service in such country.

         1.13 "Service" shall mean any service in the Field, the performance of which (a) if performed but for the license granted by this Agreement would infringe a Valid Claim, (b) otherwise contains, incorporates, uses or is based on the Methods or the Research Inventions, or (c) is directed to the detection, diagnosis, screening and monitoring of a composition which is a Research Invention.





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         1.14  "Sublicense Revenues" shall mean all consideration, including royalties, received by Licensee or its Affiliates from sublicensees of the Licensed Technology, other than cash consideration (a) to fund the performance of the future research or development of Products or Services (at the cost to Licensee or its Affiliates therefor) or (b) for the issuance of the equity securities of Licensee or its Affiliates (at the fair market value of such securities). The fair market value of any non-monetary consideration received by Licensee or its Affiliates from sublicensees of the Licensed Technology shall be determined in good faith by the mutual agreement of the parties, or if no agreement, by the determination of an independent appraisal firm selected by the mutual agreement of the parties.

         1.15 "Third Party" shall mean any Person other than Licensor, Licensee and their respective Affiliates.

         1.16 "Valid Claim" shall mean a claim of an issued and unexpired patent included within the Licensed Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.


                                   ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES

         2.1 Mutual Representations and Warranties. Each party hereby represents and warrants to the other parties as follows:

                 2.1.1 Corporate Existence. Such party (other than Dr. Rothenberg) is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated.

                 2.1.2 Authorization and Enforcement of Obligations. Such party (a) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

                 2.1.3 No Consents. All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such party in connection with this Agreement have been obtained.





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                 2.1.4  No Conflict.  The execution and delivery of this
Agreement and the performance of such party's obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and
(b) do not conflict with, or constitute a default under, any contractual obligation of it.

         2.2 Representations and Warranties by Licensor. Licensor hereby represents and warrants to Licensee as follows:

                 2.2.1 Ownership of Licensed Technology. BRI and Dr. Rothenberg are the sole owner(s) of the Licensed Technology existing as of the date hereof. As of the date of this Agreement, Licensor has not granted to any Third Party any license or other interest in the Licensed Technology.

                 2.2.2 Allocation of Consideration. BRI and Dr. Rothenberg have mutually agreed upon the allocation between them of all consideration to the party specified in, and otherwise in accordance with the provisions of, this Agreement. BRI and Dr. Rothenberg shall defend, indemnify and hold Licensee harmless from all losses, liabilities, damages and expenses (including reasonable attorneys' fees and costs) incurred as a result of any claim, demand, action or proceeding by either of them arising out of or relating to the allocation between them of any consideration pursuant to this Agreement, provided that such consideration is paid or otherwise given to the party specified in, and otherwise in accordance with the provisions of, this Agreement.

         2.3 Representations and Warranties by Dr. Rothenberg. Dr. Rothenberg hereby represents and warrants to Licensee as follows:

                 2.3.1 Ownership of BRI Shares. Dr. Rothenberg is the owner of all the issued and outstanding shares of capital stock of BRI. There are no outstanding warrants, options or other rights in favor of any Person to acquire any additional shares of capital stock or other additional equity interest in BRI.

                 2.3.2 Investment Intent. Dr. Rothenberg is acquiring the shares of Common Stock of Licensee pursuant to Section 4.6 hereof for investment for his own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Dr. Rothenberg understands that such shares of Common Stock have not been registered under the Securities Act or registered or qualified under any state securities law in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of Dr. Rothenberg's investment intent as expressed herein.

                 2.3.3 Investment Experience. Dr. Rothenberg is an individual and is aware of Licensee's business affairs and financial condition and has acquired sufficient information about Licensee to reach an informed and knowledgeable decision to acquire such shares of Common Stock. Dr. Rothenberg has such





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
business and financial experience as is required to give it the capacity to protect his own interests in connection with the acquisition of such shares of Common Stock.

                 2.3.4 Compliance with Securities Laws and Regulations. All subsequent offers and sales of the shares of Common Stock of Licensee acquired by Dr. Rothenberg pursuant to Section 4.6 hereof shall be made pursuant to registration under the Securities Act and qualification under the applicable state securities laws or pursuant to exemptions from registration and qualification.


                                   ARTICLE 3

                                 LICENSE GRANT

         3.1 Licensed Technology. Licensor hereby grants to Licensee an exclusive worldwide license under the Licensed Technology (a) to develop, make, have made, use, offer for sale, sell and import Products for use in the Field, and (b) to develop, perform, offer for sale and sell Services for use in the Field.

         3.2 Sublicenses. Licensee shall have the right to grant sublicenses (without the right to grant further sublicenses) under the licenses granted under Section 3.1. Licensee shall give Licensor a copy of each sublicense granted under this Agreement promptly after granting such sublicense. Each sublicense shall be subject to the terms and conditions of this Agreement.

         3.3 Availability of the Licensed Technology. Licensor has provided Licensee with all information available to Licensor as of the date hereof regarding the Licensed Technology. Thereafter, Licensor shall provide Licensee with such additional Licensed Technology as is discovered, conceived or developed after the date hereof, promptly after it becomes available to Licensor. For a period of two (2) years after the date hereof, Licensor shall provide technical assistance to Licensee regarding the Licensed Technology at no cost to Licensee, upon the reasonable request of Licensee, during normal business hours, not to exceed four (4) days in period of three (3) consecutive calendar months.


                                   ARTICLE 4

                     LICENSE FEES, MILESTONES AND ROYALTIES

         4.1  Direct Royalties.

                 4.1.1 Royalty Rate. Except as provided in Sections 4.1.2 through 4.1.7 hereof, and subject to the other terms and conditions hereof, in partial consideration for the licenses granted to Licensee herein, during the Royalty Term, Licensee shall pay royalties to Dr. Rothenberg equal to (a) [***] percent [***] of Net Sales of Products and Services on sales in countries



***CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION.





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where there is a Valid Claim, and (b) equal to [***] percent [***] of Net Sales of Products and Services on sales in countries where there is not a Valid Claim.

                 4.1.2 Cartridges and Instruments. If Licensee, its Affiliate or distributor sells a Product which is a cartridge, reagent or other consumable item (excluding instrument maintenance reagents and other consumable items) (collectively, the "Cartridge"), and a Product which is an instrument to read and process the samples on, in or with Cartridges (the "Instrument"), then the "Products" for the sole purpose of calculating the royalties owing under this Section 4.1 shall be only the Cartridges and shall not include the Instruments; provided, however, that the relative invoiced sales prices of the Cartridges and the Instruments in relation to each other shall be established in good faith.

                 4.1.3 Combination Product. In the event a Product is sold in a combination with other analyte components, royalty payments on such combination Product shall be the greater of (a)(i) [***] per combination Product on annual sales of such combination Product of [***] or less, and (ii) [***] per combination Product on annual sales in excess of [***] for such combination Product, or (b) the royalty calculated pursuant to Section 4.1.1 above where Net Sales are calculated by multiplying Net Sales of such combination Product by the fraction A/B, where A is the gross selling price of the Product sold without other analyte, and B is the gross selling price of the combination Product.

                 4.1.4 Combination Service. In the event a Service is sold in a combination with a service to detect, diagnose, screen or monitor for the presence of other analytes, royalty payments on such combination Service shall be the royalty calculated pursuant to Section 4.1.1 above where Net Sales are calculated by multiplying Net Sales of such combination Service by the fraction A/B, where A is the gross selling price of the Service sold without detection, diagnosis, screening or monitoring for the other analyte, and B is the gross selling price of the combination Service.

                 4.1.5 Multiple Patient Sample Product. In the event a Product is sold for use with multiple patient samples, royalty payments on such multiple patient sample Product shall be not less than (a) [***] per potential patient sample on annual sales of such combination Product of [***] or less, and (b) [***] per potential patient sample on annual sales in excess of [***] for such multiple patient sample Product.

                 4.1.6 Third Party Royalties. If Licensee or its Affiliates obtains a license under the claims of an issued patent of any Third Party that requires Licensee or its Affiliates to pay



***CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

royalties to such Third Party which Licensee or its Affiliate believes necessary or desirable in order to exercise its rights hereunder to practice the Methods regarding a Product or Service for use in the Field, then the royalty rate owing to Dr. Rothenberg under Section 4.1.1 above with respect to sales of such Product or Service shall be reduced to [***] of Net Sales of such Product or Service by or on behalf of Licensee or its Affiliates in countries where there is a Valid Claim, and [***] percent [***] of Net Sales of such Product or Service by or on behalf of Licensee or its Affiliates in countries where there is not a Valid Claim.

                 4.1.7 Credit of Option Fee. The option fee in the amount of [***] dollars [***], previously paid by Licensee to BRI pursuant to the Exclusive Option Agreement effective September 12, 1997, between BRI and Licensee, shall be fully creditable against the minimum royalties due and payable to Dr. Rothenberg under Section 4.3 below.

         4.2 Sublicensee Payments and Royalties. In partial consideration for the licenses granted to Licensee herein, Licensee shall pay Dr. Rothenberg (a) if [***] or its Affiliates ("[***]") has exclusive license rights under patent rights of [***] or its Affiliates related to the HFE gene, [***] percent [***] of all Sublicense Revenues received by Licensee or its Affiliates from [***] in connection with the use of the Licensed Technology; (b) except as set forth in clause (a) above, if the Licensed Technology is sublicensed without a concurrent sublicense under the patent rights of any Third Party, [***] percent [***] of all Sublicense Revenues received by Licensee or its Affiliates; and (c) except as set forth in clause (a) above, if the Licensed Technology is sublicensed with a concurrent sublicense under the patent rights of any Third Party, [***] percent [***] of all Sublicense Revenues received by Licensee or its Affiliates.

         4.3 Minimum Royalties. Subject to the provisions of Article 10 hereof, annually commencing on the payment date for royalties owing for the calendar quarter in which occurred the date of the [***] (if such date occurred within the first 45 days of such calendar quarter) or the payment date for royalties owing for the next immediately following calendar quarter (if such date occurred after the first 45 days of such calendar quarter), Licensee shall pay Dr. Rothenberg minimum annual royalties in the following amounts:

Year One  . . . . . . . . . . . . . . . . . . . . . . . . . . . . $ [***]
Year Two  . . . . . . . . . . . . . . . . . . . . . . . . . . . . $ [***]
Year Three  . . . . . . . . . . . . . . . . . . . . . . . . . . . $ [***]
Year Four (and thereafter
  during the Royalty Term)  . . . . . . . . . . . . . . . . . . . $ [***]



***CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION.



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Minimum annual royalties are fully creditable against royalties due and payable under Section 4.1 for the calendar quarter for which they are payable and for the three immediately following calendar quarters.

         4.4  License Fee.

                 4.4.1 Upon execution of this Agreement, (a) Licensee shall pay BRI a non-refundable licensee fee of fifty thousand dollars $50,000; (b) Licensee shall pay Dr. Rothenberg a non-refundable licensee fee of four hundred forty thousand dollars ($440,000); and (c) Licensee shall issue to Dr. Rothenberg 2,000 shares of Licensee's Common Stock, appropriately legended. Dr. Rothenberg shall in addition have the right, but not the obligation, to purchase in Licensee's initial public offering of Common Stock registered under the Securities Act of 1933, as amended, up to four hundred ninety thousand dollars ($490,000) of Licensee's Common Stock at the price such shares are initially offered to the public.

                 4.4.2 Licensee shall be entitled to credit the aggregate amount of four hundred ninety thousand dollars ($490,000) paid to BRI and Dr. Rothenberg under clauses (a) and (b) of Section 4.4.1 above against up to one third (1/3) of the amount of each payment owing to Dr. Rothenberg under Sections
4.1 and 4.2 above until Licensee has taken an aggregate credit of four hundred ninety thousand dollars ($490,000).

                 4.4.3 Within thirty (30) days after the date (the "Trigger Date") which the later of (a) the date on which the aggregate Net Sales of Products and Services by Licensee, its Affiliates and sublicensees equals or exceeds five million dollars ($5,000,000), or (b) the date on which the aggregate credit taken by Licensee under Section 4.4.2 above equals four hundred ninety thousand dollars ($490,000), and on each of the first through third anniversaries of the Trigger Date, Licensee shall pay to Dr. Rothenberg the sum of one hundred twenty two thousand five hundred dollars $122,500. The total amount payable by Licensee to Dr. Rothenberg under this Section 4.4.3 shall be four hundred ninety thousand dollars ($490,000).

         4.5 Milestone Payments. Licensee shall pay the following milestone payments to Dr. Rothenberg upon receipt of applicable regulatory approvals to market a Product or Service by Licensee, its Affiliates or sublicensees according to the following schedule:

First regulatory approval for
  marketing in United States  . . . . . . . . . . . . . . . . . . . . . .  $  [***]
First regulatory approval for
  marketing in Europe . . . . . . . . . . . . . . . . . . . . . . . . . .  $  [***]
First regulatory approval
  for marketing outside of
  United States or Europe . . . . . . . . . . . . . . . . . . . . . . . .  $  [***]



***CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION.



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
No milestone payments will be due for any subsequent regulatory approvals for marketing.


                                   ARTICLE 5

                         ROYALTY REPORTS AND ACCOUNTING

         5.1 Royalty Reports. During the term of this Agreement following the First Commercial Sale of a Product or Service or the receipt of any Sublicense Revenues by Licensee or its Affiliate, Licensee shall furnish to Dr. Rothenberg a quarterly written report showing in reasonably specific detail (a) the gross sales of each Product and Service sold by Licensee and its Affiliates to independent customers (that are not Affiliates) during the reporting period and the calculation of Net Sales from such gross sales; (b) the Sublicense Revenues received by Licensee or its Affiliates during the reporting period; (c) the royalties payable, if any, which shall have accrued hereunder based upon such Net Sales and Sublicense Revenues; and (d) withholding taxes, if any, required by law to be deducted in respect of such Net Sales and Sublicense Revenues. With respect to sales of Products and Services invoiced in United States dollars, the gross sales, Net Sales, Sublicense Revenues and royalties payable shall be expressed in United States dollars. With respect to sales of Products and Services invoiced in a currency other than United States dollars, the gross sales, Net Sales, Sublicense Revenues and royalties payable shall be expressed in the domestic currency of the party making the sale together with the United States dollar equivalent of the royalty payable, calculated using the average closing buying rate for such currency quoted in the continental terms method of quoting exchange rates (local currency per US$1) by Bank of America NT&SA in London, England on each of the last business day of each month in the quarter prior to the date of payment. Reports shall be due on the sixtieth (60th) day following the close of each quarter. Licensee shall keep complete and accurate records in sufficient detail to properly reflect all gross sales, Net Sales and Sublicense Revenues and to enable the royalties payable hereunder to be determined.

         5.2  Audits.

                 5.2.1 Upon the written request of Dr. Rothenberg and not more than once in each calendar year, Licensee shall permit an independent certified public accounting firm selected by Dr. Rothenberg and reasonably acceptable to Licensee, at Dr. Rothenberg's expense, to have access during normal business hours to such of the records of Licensee as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than thirty six (36) months prior to the date of such request. The accounting firm shall disclose to Dr. Rothenberg only whether the reports are correct or not and the specific details concerning any discrepancies. No other information shall be shared.





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
                 5.2.2 If such accounting firm concludes that additional royalties were owed during such period, Licensee shall pay the additional royalties within thirty (30) days of the date Dr. Rothenberg delivers to Licensee such accounting firm's written report so concluding. The fees charged by such accounting firm shall be paid by Dr. Rothenberg; provided, however, if the audit correctly discloses that the royalties payable by Licensee for the audited period are more than [***] of the royalties actually paid for such period, then Licensee shall pay the reasonable fees and expenses charged by such accounting firm.

         5.3 Confidential Financial Information. Dr. Rothenberg shall treat all financial information subject to review under this Article 5 as confidential, and shall cause its accounting firm to retain all such financial information in confidence under Article 8 below.


                                   ARTICLE 6

                                    PAYMENTS

         6.1 Payment Terms. Royalties shown to have accrued by each royalty report provided for under Article 5 above shall be due on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.

         6.2 Exchange Control. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country where the Product is sold, Licensee shall have the right, in its sole discretion, to make such payments by depositing the amount thereof in local currency to Dr. Rothenberg's account in a bank or other depository institution in such country. If the royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

         6.3 Withholding Taxes. Licensee shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts, other than United States taxes, payable by Licensee, its Affiliates or sublicensees, or any taxes required to be withheld by Licensee, its Affiliates or sublicensees, to the extent Licensee, its Affiliates or sublicensees pay to the appropriate governmental authority on behalf of Dr. Rothenberg such taxes, levies or charges. Licensee shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of Dr. Rothenberg by Licensee, its Affiliates or sublicensees. Licensee promptly shall deliver to Dr. Rothenberg proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.



***CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION.



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

                                   ARTICLE 7

                                   DILIGENCE

         7.1 Diligence Efforts. Licensee shall use its commercially reasonable efforts (whether alone or with or through its Affiliates) to conduct such research, development and preclinical and human clinical trials as Licensee determines are necessary or desirable to obtain regulatory approval to manufacture and market such Products and Services as Licensee determines are commercially feasible, and shall use its commercially reasonable efforts to obtain regulatory approval to market, and (upon approval) to commence marketing and market each such Product in such countries as Licensee determines are commercially feasible.

         7.2 Failure to Market an Approved Product. If, five years from the date hereof, Licensee or its Affiliate has not commenced marketing a Product (which has received regulatory approval for marketing in the United States or Europe), then:

                 7.2.1 Licensee may terminate this Agreement, in its sole discretion, upon sixty (60) days prior written notice to Licensor.

                 7.2.2 In the event Licensee does not exercise its right to terminate this Agreement pursuant to Section 7.2.1, then at the option of Licensor, the licenses granted hereunder by Licensor shall become non-exclusive upon written notice to Licensee thereof, and Licensor and Licensee shall engage in good faith negotiations toward concluding the terms of a non-exclusive license agreement with respect to the Licensed Technology. Any such non-exclusive license shall provide that (a) Licensee shall have no right thereafter to grant further sublicenses, (b) the royalty provisions of Section
4.2 shall remain unchanged with respect to pre-existing sublicenses, (c) Licensee shall have no obligation thereafter to pay minimum annual royalties under Section 4.3, and (d) the other terms and conditions (including the royalty provisions of Section 4.1) shall be modified in accordance with the change in scope of the license as the parties mutually agree in good faith.


                                   ARTICLE 8

                                CONFIDENTIALITY

         8.1 Confidential Information. During the term of this Agreement, and for a period of four (4) years following the expiration or earlier termination hereof, Licensor and Licensee shall maintain in confidence all information of the other (including samples) disclosed by the other and identified as, or acknowledged to be, confidential (the "Confidential Information"), and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors,



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                                      -12-
officers, affiliates, employees, permitted licensees, permitted assignees and agents, consultants, clinical investigators or contractors, to the extent such disclosure is reasonably necessary in connection with such party's activities as expressly authorized by this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, each party hereto shall obtain agreement (which may be in the form of its customary employee or consulting agreement, provided that such agreement is consistent with the provisions of this Agreement) of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Each party shall notify the others promptly upon discovery of any unauthorized use or disclosure of the other party's Confidential Information.

         8.2 Permitted Disclosures. The confidentiality obligations contained in Section 8.1 above shall not apply to the extent that (a) any receiving party (the "Recipient") is required (i) to disclose information by law, order or regulation of a governmental agency or a court of competent jurisdiction, or (ii) to disclose information to any governmental agency for purposes of obtaining approval to test or market a product, provided in either case that the Recipient shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof; or (b) the Recipient can demonstrate that (i) the disclosed information was public knowledge at the time of such disclosure to the Recipient, or thereafter became public knowledge, other than as a result of actions of the Recipient in violation hereof; (ii) the disclosed information was rightfully known by the Recipient (as shown by its written records) prior to the date of disclosure to the Recipient by the other party hereunder; (iii) the disclosed information was disclosed to the Recipient from a source unrelated to any party to this Agreement and not under a duty of confidentiality to the other party; or (iv) the disclosed information was independently developed by the Recipient without use of the Confidential Information disclosed by the other party. Notwithstanding any other provision of this Agreement, Licensee may disclose Confidential Information of Licensor to any Person with whom Licensee has, or is proposing to enter into, a business relationship, as long as such Person has entered into a confidentiality agreement with Licensee.

         8.3  Terms of this Agreement.  Except as otherwise provided in Section
8.2 above, no party shall disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other parties.
Notwithstanding the foregoing, prior to execution of this Agreement, the parties shall agree upon the substance of information that can be used to describe the terms of this transaction, and the parties may disclose such information, as modified by mutual agreement from time to time, without the other parties' consent.

                                   ARTICLE 9

                                    PATENTS

         9.1 Patent Prosecution and Maintenance. Subsequent to the date hereof, Licensee shall be responsible for and shall control, at its sole cost, the preparation, filing, prosecution and maintenance of the Licensed Patent Rights. In doing so, Licensee shall use its reasonable efforts to obtain a commercially reasonable patent position regarding the Licensed Patent Rights and shall consider in good faith the interest of Licensor. Licensee (a) shall give Licensor an opportunity to review and comment on the text of each patent application subject to this Section 9.1 before filing and supply Licensor with a copy of such patent application as filed, together with notice of its filing date and serial number; (b) shall consult with Licensor regarding the prosecution and maintenance of the Licensed Patent Rights, and shall conduct such prosecution and maintenance consistent with the reasonable requests of Licensor with respect thereto; (c) shall inform Licensor promptly of any material substantive action or proposed action with respect to the Licensed Patent Rights, shall provide Licensor with advance copies of proposed responses thereto, and shall implement reasonable requests of Licensor with respect thereto; (d) shall not abandon or materially narrow the substantive claims of the Licensed Patent Rights without the prior express written consent of Licensor; (e) shall provide Licensor with copies of filings, submissions and correspondence with the applicable patent authorities regarding any material substantive action or proposed action with respect to the Licensed Patent Rights; (f) shall inform Licensor promptly of the allowance and issuance of each patent included in the Licensed Patent Rights, together with the date and patent number thereof, and provide Licensor with a copy of such patent as issued; and (g) shall prosecute reexaminations and reissues as reasonably requested by Licensor. Licensor shall reasonably cooperate with Licensee, execute such lawful papers and instruments and make all rightful oaths and declarations as may be necessary in the preparation, prosecution and maintenance of the Licensed Patent Rights. Licensee shall reimburse Licensor for all expenses (including reasonable attorneys' fees and costs) incurred by Licensor for actions taken [***] in the preparation, filing and prosecution of the Licensed Patent Rights.

         9.2 Notification of Infringement. Each party shall notify the other parties of any infringement known to such party of any Licensed Patent Rights and shall provide the other parties with the available evidence, if any, of such infringement.

         9.3 Enforcement of Patent Rights. Licensee, at its sole expense, shall have the right to determine the appropriate course of action to enforce Licensed Patent Rights or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce Licensed Patent Rights, to control any litigation or other enforcement action and to enter into, or



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                                      -14-
permit, the settlement of any such litigation or other enforcement action with respect to Licensed Patent Rights, and shall consider, in good faith, the interests of Licensor in so doing. If Licensee does not, within [***] of receipt of notice from Licensor, abate the infringement or file suit to enforce the Licensed Patent Rights against at least one infringing party in a country, Licensor shall have the right to take whatever action it deems appropriate to enforce the Licensed Patent Rights in such country. The party controlling any such enforcement action shall not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the non-controlling party without the prior written consent of the non-controlling party. All monies recovered upon the final judgment or settlement of any such suit to enforce the Licensed Patent Rights shall be shared, after reimbursement of expenses, by Licensor and Licensee in accordance with the allocations set forth in Section 4.2 above. Notwithstanding the foregoing, Licensor and Licensee shall reasonably cooperate with each other in the planning and execution of any action to enforce the Licensed Patent Rights. The controlling party shall compensate the non-controlling party for all such assistance in enforcing the Licensed Patent Rights, conducted at the request of the controlling party, at reasonable consulting rates mutually agreed to by the parties prior to providing such assistance.

         9.4     Licensed Patent Rights on Research Inventions.
Notwithstanding anything to the contrary in this Agreement, if Licensee fails to file a patent application in the United States or Europe on or before the fourth anniversary of the termination of the Research Agreement claiming a Research Invention for use in the Field, then Licensee thereafter shall have no right or license under Patent Rights which claim such Research Invention.


                                   ARTICLE 10

                                  TERMINATION

         10.1 Expiration. Subject to the provisions of Sections 10.2 and 10.3 below, this Agreement shall expire on the expiration of Licensee's obligation to pay royalties to Dr. Rothenberg under Article 4 above.

         10.2 Termination by Licensee. If Licensee determines to abandon in its entirety the development and commercialization by Licensee (both alone or with or through its Affiliates and sublicensees of the Licensed Technology) of products and services for use in the Field principally due to unforeseen social or political issues, then Licensee may terminate this Agreement, in its sole discretion, upon sixty (60) days prior written notice to Licensor.

         10.3 Termination for Cause. Except as otherwise provided in Article 12, Licensor or Licensee may terminate this Agreement upon



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                                      -15-
or after the breach of any material provision of this Agreement by the other if the other has not cured such breach within sixty (60) days after notice thereof by the non-breaching party. Notwithstanding the foregoing, if there exists a good faith dispute between the parties regarding the occurrence (or the purported cure) of any default, the non-breaching party shall have no right to terminate this Agreement for a reasonable period of time, not to exceed one hundred twenty (120) days after written notice to the breaching party under this Section 10.3 (or such longer period as the parties mutually agree in writing), provided that during such period the breaching party is diligently attempting in good faith to resolve such dispute.

         10.4 Effect of Expiration or Termination. Upon expiration of this Agreement under Section 10.1 above, Licensee shall have a paid-up, non-exclusive license under the Licensed Know-How (a) to develop, make, have, made, use, offer for sale, sell and import Products for use in the Field, and
(b) to develop, perform, offer for sale and sell Services for use in the Field. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, and the provisions of Articles 8 and 11 shall survive the expiration or termination of this Agreement.


                                   ARTICLE 11

                                INDEMNIFICATION

         11.1  Indemnification.

                 11.1.1 By Licensee. Licensee shall defend, indemnify and hold Licensor harmless from all losses, liabilities, damages and expenses (including reasonable attorneys' fees and costs) incurred as a result of any claim, demand, action or proceeding by any Third Party arising out of or relating to (a) any breach of any representation, warranty or covenant of Licensee under this Agreement; (b) the development, making, using, offering for sale, selling or importing of Products by Licensee, its Affiliates and sublicensees; (c) the development, performing, offering for sale or selling of Services by Licensee, its Affiliates and sublicensees; (d) the use of the Products or Services by their respective customers; or (e) any other practice of the Methods or other use of the Licensed Technology by or on behalf of Licensee, its Affiliates and sublicensees.

                 11.1.2 By Licensor. Licensor shall defend, indemnify and hold Licensee harmless from all losses, liabilities, damages and expenses (including reasonable attorneys' fees and costs) incurred as a result of any claim, demand, action or proceeding by any Third Party arising out of or relating to any breach of any representation, warranty or covenant of Licensor under this Agreement.

         11.2 Procedure. If Licensor or Licensee, as applicable (the "Indemnitee"), intends to claim indemnification under this Article 11, it promptly shall notify Licensee or Licensor, as the case may be (the "Indemnitor"), of any claim, demand, action or proceeding in respect of which the Indemnitee intends to claim such indemnification. The Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, jointly with any other indemnitor similarly noticed, to assume the defense thereof with counsel selected by the Indemnitor; provided, however, that the Indemnitee shall have the right to retain its own counsel, at its sole expense, if representation of the Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between the Indemnitee and any other party represented by such counsel in such proceedings. The indemnity agreement in this Article 11 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action or other proceeding, if prejudicial to its ability to defend such action or other proceeding, shall relieve the Indemnitor of any liability to the Indemnitee under this Article 11, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to the Indemnitee otherwise than under this Article 11. The Indemnitee, its employees and agents shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation and defense of any claim, demand, action or other proceeding covered by this indemnification.

         11.3 Insurance. Licensee shall maintain insurance with respect to the development of Products and Services in such amount as Licensee customarily maintains with respect to the development and commercialization of its similar products and services. Licensee shall maintain such insurance for so long as it, its Affiliates or sublicensees continue to develop or commercialize any Products or Services, and thereafter for so long as Licensee customarily maintains insurance covering the development and commercialization of its similar products and services.


                                   ARTICLE 12

                                 FORCE MAJEURE

         No party shall be held liable or responsible to the other parties nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes,





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
lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other parties.


                                   ARTICLE 13

                                 MISCELLANEOUS

         13.1 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other parties shall be in writing, delivered by any lawful means to the other parties at the applicable address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

         If to Licensor:              Billups-Rothenberg, Inc.
                                      P.O. Box 977
                                      Del Mar, CA 92014
                                      Attention:  Barry E. Rothenberg, Ph.D.

         with a copy to:              Pillsbury Madison & Sutro LLP
                                      101 West Broadway, Suite 1800
                                      San Diego, CA 92101
                                      Attention:  Mark R. Wicker, Esq.

         If to Licensee:              Nanogen, Inc.
                                      10398 Pacific Center Court
                                      San Diego, CA 92121
                                      Attention:  Harry J. Leonhardt, Esq.

         with a copy to:              Pillsbury Madison & Sutro LLP
                                      235 Montgomery Street, 16th Floor
                                      San Francisco, CA 94104
                                      Attention:  Thomas E. Sparks, Jr., Esq.

         13.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof.

         13.3 Assignment. Licensee shall not assign its rights or obligations under this Agreement without the prior written consent of Licensor; provided, however, that Licensee may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

         13.4 Waivers and Amendments. No change, modification, extension, termination or waiver of this Agreement, or any of the





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
provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the parties hereto.

         13.5 Entire Agreement. This Agreement and the Research Agreement embody the entire agreement between the parties and supersede any prior representations, understandings and agreements between the parties regarding the subject matter hereof. There are no representations, understandings or agreements, oral or written, between the parties regarding the subject matter hereof and thereof that are not fully expressed herein and therein.

         13.6 Severability. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of this Agreement in any other jurisdiction.

         13.7 Waiver. The waiver by any party hereto of any right hereunder or the failure to perform or of a breach by any other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by any other party whether of a similar nature or otherwise.

         13.8 Covenant Not to Sue. Licensor covenants not to sue Licensee based upon any claim that the practice of any of the Methods in the Field infringes the claims of any patent, or any other intellectual property rights, owned or controlled by Licensor or its Affiliates as of the date of this Agreement.

         13.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but





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
all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.


                                       BILLUPS-ROTHENBERG, INC.


                                       By  /s/ BARRY E. ROTHENBERG
                                          -------------------------------------
                                       Title  President
                                             ----------------------------------


                                       /s/ BARRY E. ROTHENBERG
                                       ----------------------------------------
                                       BARRY E. ROTHENBERG, Ph.D.


                                       NANOGEN, INC.


                                       By  /s/ Harry J. Leonhardt
                                          -------------------------------------
                                       Title  Vice President
                                             ----------------------------------





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